NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

SWINGING PIG PRODUCTIONS, INC.

The Corporation is authorized to issue 50,000,000 Common Shares--Par Value $.001 Each.

This Certifies that **SPECIMEN** _______________ is the owner of _______________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated _______________

____
SECRETARY

____
PRESIDENT